EXHIBIT 10.14

ImVisioN

Ansprech-
Dr. Martin Steiner	partner:	Martin Steiner
Gautingerstraße 41	fon:	(0511) 53 88 96-76
82061 Neuried	fax:	(0511) 53 88 96-66
	e-mail:	m.steiner@imvision-therapeutics.com

Hannover, 17. August 2006

Amendment to Employment Agreement

Due to the subscription of Dr. Martin Steiner to purchase 1.300.000 shares of ImVisioN Therapeutics Inc. at a purchase price of $ 0,001 per share in the course of a private placement completed on June 30th 2006, ImVisioN GmbH and Dr. Martin Steiner agree to amend the employment agreement dated March 30th 2005 as follows:

Article 6 Paragraph 1 shall be amended and restated to read as follows:

“(1)

The General Manager shall receive for its activity as of April 1, 2005 an annual gross salary of EURO 150,000.00, paid in 12 non-cash gross monthly installments, amount- ing to EURO 12,500.00, by deducting all legal and other taxes that must be withheld or paid, with a due date for payment at month end. With respect to any activities per- formed by the General Manager before April 1, 2005, there is no right to payment of a fee or refund of costs from the Company. This provision shall not affect any existing rights against third parties."

Appendix 1 of the Agreement shall be deleted.

The employment agreement will continue in full force and effect, without amendment except as expressly provided herein. With their signature below, the Parties agree to this Amendment effective on June 30th 2006:

/s/ Martin Steiner	/s/ Horst Rose

Dr. Martin Steiner	Prof. Horst Rose
Geschäftsführer/COO
ImVisioN GmbH